Exhibit 10.2
EXECUTION COPY
GRUBB & ELLIS COMPANY
1551 North Tustin Avenue, Suite 300
Santa Ana, California 92705
June 15, 2011
Matthew Engel
c/o Grubb & Ellis Company
1551 North Tustin Avenue
Suite 300
Santa Ana, CA 92705
Dear Matt:
On behalf of Grubb & Ellis Company, (the “Company”), we are pleased to offer you this agreement (the “Agreement”) to provide a financial incentive for you to remain employed with the Company for the time and on the terms set forth herein and to assist the Company in consummating a “Corporate Strategic Transaction” and a “Daymark Strategic Transaction,” as defined herein. The terms of our Agreement are as follows:
1. Term. The term of this Agreement will begin on the date first set forth above (the “Effective Date”) and will end on December 31, 2012 (the “Expiration Date”).
2. Definitions. For purposes of this Agreement:
(a) “Affiliate” shall have the meaning given to such term in Rule 405 promulgated under the Securities Act of 1933, as amended.
(b) “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(c) “Cause” shall mean the occurrence of any of the following (a) you willfully refuse to materially perform your duties to the Company with reasonable diligence or to follow a material, lawful directive of the Company after having been given written notice thereof and a ten (10) day period to cure same, (b) you commit an act involving a fraud, embezzlement, or theft against the property or personnel of the Company, (c) you engage in conduct that the Board of Directors in good faith reasonably determines will have a material adverse affect on the reputation, business, assets, properties, results of operations or financial condition of the Company, or (d) you are indicted for a non-driving related felony or a crime involving moral turpitude.

(d) “Corporate Strategic Transaction” means after the Effective Date but on or prior to the Expiration Date, the Company entering into a definitive agreement and effecting a closing with respect to any of the following transactions and your continued employment by the Company, or its successor-in-interest subsequent to the closing of the Corporate Strategic Transaction, for up to 90 days if so requested by the Company or such successor-in-interest (the “Transition Period”):
(i) the acquisition by any person, entity or Group, along with any Affiliate of any such person, entity or Group, of Beneficial Ownership of 50% or more of the Voting Stock of the Company; or
(ii) a merger or consolidation of the Company with one or more entities as a result of which the holders of the outstanding Voting Stock of the Company entitled to vote immediately prior to such merger or consolidation directly or indirectly hold less than 50% of the Voting Stock of the surviving or resulting corporation(s) or entity(ies); or
(iii) a transfer of all or substantially all of the property or assets of the Company in one transaction or a series of related transactions to a person, entity or Group, along with any Affiliate of any such person, entity or Group; or
(iv) a transaction or series of transactions in which the Company or any of its subsidiaries (i) secures equity financing, (ii) effects a refinancing of existing indebtedness, or (iii) effects a recapitalization, in each instance, for net additional proceeds to the Company of at least $25,000,000 in the aggregate.
(e) “Daymark Strategic Transaction” means after the Effective Date but on or prior to the Expiration Date, the Company, Daymark Realty Advisors, Inc. (“Daymark”) and/or NNN Realty Advisors, Inc. (“NNNRA”) entering into a definitive agreement and effecting a closing with respect to any of the following transactions:
(i) the acquisition by any person, entity or Group, along with any Affiliate of any such person, entity or Group, of Beneficial Ownership of 50% or more of the Voting Stock of Daymark, NNNRA, Grubb & Ellis Realty Investors, LLC or Triple Net Properties Realty, Inc. (collectively, the “Daymark Entities”); or
(ii) a merger or consolidation of one or more Daymark Entities with one or more entities as a result of which the holders of the outstanding Voting Stock of such Daymark Entity(ies) entitled to vote immediately prior to such merger or consolidation directly or indirectly hold less than 50% of the Voting Stock of the surviving or resulting corporation or entity; or
(iii) a transfer of all or substantially all of the property or assets of one or more Daymark Entities in one transaction or a series of related transactions to a person, entity or Group, along with any Affiliate of any such person, entity or Group.

(f) “Good Reason” shall mean any of the following conditions: (i) a material breach of this Agreement by the Company; (ii) you are required to permanently relocate outside of a twenty-five (25) mile radius from Santa Ana, California; (iii) a reduction in your current base salary, and (iv) a material reduction in your duties and responsibilities, including any change to your title and role as Executive Vice President of Finance of the Company.
(g) “Group” shall have the meaning given to such term in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.:
(h) “One-Time Success Payment” shall mean Three Hundred Thousand Dollars ($300,000) plus (i) payment for any accrued unused vacation as of the date of termination, subject to the Company’s then-current policy regarding payment for accrued unused vacation; (ii) medical benefit continuation at your and/or his dependent’s expense as provided by law; and (iii) reimbursement of outstanding business expenses incurred by you in the ordinary course of business in accordance with the Company’s practices and policies through and including the date of your termination (items (i), (ii) and (iii) collectively, “Accrued Benefits”).
(i) “Voting Stock” shall mean any outstanding class of equity securities of the Company that are entitled to vote for the election of directors of the Company.
3. Success Payments. The Company shall pay you:
(a) Upon the closing of a Daymark Strategic Transaction, a payment of One Hundred Fifty Thousand Dollars ($150,000) (the “Daymark Success Payment”); and
(b) Upon the later of the closing of a Corporate Strategic Transaction, or, if applicable, the expiration of the Transition Period (i) if a Daymark Strategic Transaction has closed and a Daymark Success Payment has already been paid to you, an additional payment of One Hundred Fifty Thousand Dollars ($150,000) ( the “Remaining Success Payment”); and (ii) if a Daymark Strategic Transaction has not closed and a Daymark Success Payment has not already been paid to you, the One-Time Success Payment.
4. Employment. In the event that your employment with the Company is terminated by the Company without “Cause” or as a result of your death or disability or your voluntary resignation from the Company for Good Reason prior to the closing of a Corporate Strategic Transaction, the Company shall pay you the One-Time Success Payment (or to your estate or administrator in the event of your death or disability) in a single lump sum, net of applicable withholding within five (5) days after such termination. In the event that prior to the Expiration Date (or prior to the Transition Period, if applicable) you resign from the Company other than for Good Reason or your employment with the Company is terminated by the Company for Cause, this Agreement shall terminate as of the date of such resignation or termination without any further payments to you hereunder other than Accrued Benefits.

5. Waiver. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
6. Withholding. The Company may withhold from any amount payable under this Agreement all income, employment, excise and other taxes that the Company reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any amount provided under this Agreement, regardless of whether any withholding is required.
7. Source of Payments. The benefits payable under this Agreement may be paid, at the Company’s sole discretion, from its general assets or from any other source.
8. Not a Commitment for Continued Employment. Nothing in this Agreement shall limit the Company’s right at any time to terminate your employment with or without cause; provided that the Company complies with its obligations set forth in this Agreement.
9. Entire Agreement. This Agreement sets forth the entire understanding between you and the Company, and supersedes all prior agreements and communications, whether oral or written, between you and the Company with respect to the subject matter of this Agreement. This Agreement will not be modified except by written agreement of you and the Company.
10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (if applicable) and assigns, as herein provided. Rights or obligations of the Company under this Agreement may be, and may only be, assigned or transferred by the Company pursuant to a merger or consolidation of the Company. None of your rights and obligations under this Agreement may be assigned or transferred by you other than your rights to the Daymark Success Payment and/or One-Time Success Payment or Remaining Success Payment, which may be transferred only by will or operation of law, provided that any Daymark Success Payment and/or One-Time Success Payment or Remaining Success Payment due hereunder to you at the time of your death shall instead be paid to your designated beneficiary, if any, or, if no such beneficiary has been designated and survives you, your estate.
11. Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, as a short-term deferral and the terms of this Agreement shall be construed consistent with such intent.

12. Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the internal law of the State of California (without reference to any rules as to conflicts of law). Each of the parties hereto irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located in the State of California, Orange County.
13. Headings; Counterparts. The paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more original, facsimile or electronic counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.
14. Effective Date. The terms of this Agreement are effective as of the Effective Date and shall have no force or effect prior to such date.
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Very truly yours,

GRUBB & ELLIS COMPANY

By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Matthew Engel

Matthew Engel
[Signature Page to Strategic Transaction Agreement]